UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2020

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	TRCH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 18, 2020, Torchlight Energy Resources, Inc. (“we,” “us” or “our”) entered into an Underwriting Agreement with ThinkEquity, a division of Fordham Financial Management, Inc., as underwriter, relating to the issuance and sale in an underwritten public offering of 3,000,000 shares of our common stock, par value $0.001 per share, plus an additional 450,000 shares through the over-allotment option which the underwriter exercised on that same date. The public offering price for each share of common stock is $0.34.

The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us and the underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Pursuant to the Underwriting Agreement, and subject to certain exceptions, for a period of 15 trading days we agreed (i) not to sell capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock in a public offering, (ii) not to sell capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock in a non-public offering for consideration less than the public offering price set forth in the Underwriting Agreement, (iii) file a registration statement relating to the offering of any capital stock or securities convertible into or exercisable or exchangeable for shares of capital stock, (iv) complete any offering of debt securities, or (v) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock, whether any such transaction described in clause (i), (ii), (iii), (iv) or (v) above is to be settled by delivery of shares of capital stock or such other securities, in cash or otherwise. Our directors and executive officers agreed to a lock-up period of 90 days.

The common stock is being offered and sold pursuant to our effective shelf registration statement on Form S-3 (Registration Statement No. 333-220181) filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2017 and declared effective by the SEC on September 28, 2017, the accompanying prospectus contained therein, and preliminary and final prospectus supplements filed with the SEC in connection with our takedown relating to the offering. A copy of the opinion of Axelrod & Smith relating to the legality of the issuance and sale of the shares of common stock in the offering is attached to this current report as Exhibit 5.1.

The net proceeds to us from the sale of the shares of common stock are expected to be approximately $889,825, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, which includes the underwriter’s exercise of the full amount of the 45-day over-allotment option granted under the terms of the Underwriting Agreement to purchase up to an additional 450,000 shares of common stock to cover over-allotments. The offering is expected to close on or about May 20, 2020, subject to customary closing conditions.

Also under the terms of the Underwriting Agreement, we have agreed to issue to the underwriter warrants (the “Representative’s Warrants”) to purchase an aggregate of 172,500 shares of common stock (5% of the total shares issued in in the public offering including exercise by the underwriter of the full amount of the over-allotment option). The Representative’s Warrants will be exercisable at a per share exercise price of $0.425. The warrants are exercisable for a term of four and one-half years commencing 180 days from May 18, 2020. The warrants also provide for “piggyback” registration rights with respect to the registration of the shares of common stock underlying the warrants, cashless exercise if there is no effective registration statement registering such shares and customary antidilution provisions.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Underwriting Agreement, which includes the form of Representative’s Warrants and is attached to this current report as Exhibit 1.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 18, 2020, we issued a press release announcing the pricing terms of the offering.  The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number
1.1	Underwriting Agreement, dated May 18, 2020, between Torchlight Energy Resources, Inc. and ThinkEquity, a division of Fordham Financial Management, Inc.

5.1	Opinion of Axelrod & Smith

23.1	Consent of Axelrod & Smith (included in Opinion of Axelrod & Smith filed as Exhibit 5.1)

99.1	Press Release of Torchlight Energy Resources, Inc., dated May 18, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: May 18, 2020	By: /s/ John A. Brda
John A. Brda
President

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